An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Securities and Exchange Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular dated October 26, 2016

MERCER ISLAND INVESTORS GROUP, INC.

840 Shares of

Common Stock

We are offering on a “best efforts” basis a maximum of 840 shares of our common stock, par value $0.01 per share (the “Shares”) at a price of $5,000 per Share. In order to participate in this offering, potential investors must subscribe for between five and 20 Shares. This offering will terminate the earlier of January 31, 2017 (the “Offer Termination Date”), the date when the maximum number of Shares being offered are sold, or a date determined by the Company’s Board of Directors in their sole discretion prior to the Offer Termination Date. If $3,700,000 in aggregate subscriptions for the Shares (the “Minimum Aggregate Subscription Amount”) is not deposited with UMB Bank, N.A., as escrow agent (the “Escrow Agent”) on or before the Offer Termination Date or the date when the offering is terminated by the Company’s Board of Directors, all subscriptions will be refunded to investors without deduction of interest. The proposed sale of Shares in this offering will begin as soon as practicable after our offering statement on Form 1-A is qualified by both the Securities and Exchange Commission and the applicable state regulators. All funds received in connection with this offering will be held in escrow by the Escrow Agent until the offering is terminated.

Currently, no public market exists for the Shares, we do not expect one to develop, and we do not intend to apply to have the Shares listed on any exchange or over-the-counter market. Additionally, in order to participate in this offering, each investor must execute a shareholders agreement, which among other things will contain restrictions on the transfer of the Shares being offered in this offering as well as grant us certain redemption rights. See “Securities Being Offered – Shareholders Agreement” for further information.

Investing in our Shares is speculative and involves substantial risks. You should carefully review the “Risk Factors” section of this offering circular beginning on page 5, which contains a detailed discussion of the material risks you should consider before investing in our Shares.

Common Stock	Number of Shares	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Issuer (2)	Proceeds to other Persons
Per Share	1	$5,000	$0.00	$5,000	$0.00
Total Minimum	740	$5,000	$0.00	$3,700,000	$0.00
Total Maximum	850	$5,000	$0.00	$4,200,000	$0.00

(1)	We do not intend to use commissioned sales agents or underwriters.
(2)	Does not include expenses of the offering, including legal accounting and other costs of approximately $200,000. See “Plan of Distribution” and “Use of Proceeds.”

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Securities and Exchange Commission; however, the Securities and Exchange Commission has not made an independent determination that the securities offered are exempt from registration.

The mailing address for our principal executive offices is: 8215 SE 59th St. Mercer Island, Washington 98040. Our telephone number is 206-550-9120.

We are providing the disclosure in the disclosure in the format prescribed by Part II of Form I-A

The date of this Preliminary Offering Circular is October 26, 2016

You should rely only on the information contained in this offering circular. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this offering circular is accurate only as of the date on the front cover of this offering circular. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise indicated, the information concerning Roanoke Inn, LLC included with this offering circular has been provided to us by the Roanoke Inn, LLC. Although the Company has no knowledge that would indicate that any of the statements contained within the offering circular concerning the Roanoke Inn, LLC taken from or based upon such information provided to us are untrue or incomplete, neither the Company nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of the Roanoke Inn, LLC’s financial information or statements, or for any failure by the Roanoke Inn, LLC to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Company. The Company has limited means of verifying the accuracy or completeness of any of the information contained herein that is derived from the information or financial statements provided to us by the Roanoke Inn, LLC or whether there has been any failure by the Roanoke Inn, LLC to disclose to us events that may have occurred or may affect the significance or accuracy of any information provided to us.

i

OFFERING SUMMARY

The following summary highlights information contained elsewhere in this offering circular. It may not contain all the information that may be important to you. You should read this entire offering circular carefully, including the sections entitled “Risk Factors” beginning on page 5 of this offering circular. In this offering circular, unless the context requires otherwise, references to “the Company,” “the issuer,” “we,” “our,” or “us” refer to Mercer Island Investors Group, Inc.

Our Company

We were organized in September 2016 with the intention of acquiring certain assets (the “Business Assets”) used in the operation of the Roanoke Inn, located at 1825 72nd Ave. SE, Mercer Island Washington (the “Roanoke”). The Company has entered into an Asset Purchase Agreement with Roanoke Inn, LLC dated October 4, 2016 (the “APA”), pursuant to which the Company will acquire the Business Assets. See “Summary of Asset Purchase Agreement” for a summary of the APA. The Company intends on financing the $5,500,000 purchase price for the Business Assets with a $2,000,000 commercial loan secured by the Business Assets and $3,500,000 through the offering of the Shares to investors, including 8.5 Shares valued at $42,500 to be issued to Dorothy Reeck, the sole member of the entity that currently owns the Roanoke, as partial consideration for the Business Assets in accordance with the terms of the APA. The Company intends on raising a maximum of $4,200,000 in order to cover the purchase price of the Business Assets, potential renovations to the Roanoke after completion of the transactions contemplated in the APA and costs of this offering and the acquisition of the Business Assets. See “Use of Proceeds” Upon completion of the transactions contemplated in the APA, the Company intends to continue to operate the Roanoke as a local restaurant.

Investment Objective

We have designed the Company for the purposes of acquiring certain assets used in the operations of the Roanoke and to oversee the continued operations of the Roanoke as a local restaurant and bar.

Capitalization of the Company

The Company’s authorized capital consists of 100,000 Shares. Currently, a total 10 shares are outstanding, of which five are owned by John Naye and five owned by Christian Schiller.

Company Management

The management of the Company will be overseen by a board of directors (the “Board”), which will consist of two permanent members and three additional members elected annually by the shareholders at the Company’s annual meeting. John Naye and Christian Schiller, who currently serve as our Chief Executive Officer and Chief Financial Officer, respectively, will serve as the two permanent members of the Board. Bret Chatalas was appointed to the Board on October 18, 2016, and the Board plans to appoint the current owner of the Roanoke, Dorothy Reeck, to the Board upon the successful completion of the transactions contemplated in the APA. Each of Mr. Chatalas and Ms. Reeck, along with an additional director to be appointed by the Board at some point after the completion of the acquisition of the Roanoke, will serve on the Board until the first annual meeting of our shareholders to be held at some point in 2017. See “Directors and Executive Officers” for more information on the initial directors and officers of the Company.

The Offering

The Company is seeking $4,200,000 in gross proceeds from the sale of up to 840 Shares. The Shares are being offering at $5,000 per share. Potential investors are required to subscribe for a minimum of five Shares or

$25,000 in total investment value in order to participate in this offering, and are prohibited from acquiring in excess of 20 Shares or $100,000 in total investment value. If the Minimum Aggregate Subscription Amount is not deposited with the Escrow Agent on or before the Offer Termination Date or the date when the offering is terminated by the Board, all subscriptions will be refunded to investors without the deduction of interest. As partial consideration for the Business Assets, Ms. Dorothy Reeck will be offered 8.5 Shares valued at $42,500 as part of this offering. See “The Offering”

Escrow Agent

The Company has retained UMB Bank, N.A. to act as the Escrow Agent in the offering. The Escrow Agent will hold all funds tendered by investors until the offering is terminated, at which time the Escrow Agent will distribute the proceeds of the offering either to the Company (in the event that total gross proceeds from the offering are greater than or equal to the Minimum Aggregate Subscription Amount) or to the investors to refund their respective subscription amounts (in the event that total gross proceeds from the offering are less than the Minimum Aggregate Amount). All refunds to investors will be made within five business days of the date of such termination without the deduction of interest.

Risk Factors

Investing in the Shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this offering circular.

Use of Proceeds

The net proceeds of this offering will be used to fund the acquisition of the Business Assets, potential renovations to the Roanoke after completion of the transactions contemplated in the APA and costs of this offering and the acquisition of the Business Assets.

Shareholders Agreement

In order to subscribe for the Shares in this offering, each investor must become party to a shareholders agreement dated October 19, 2016 (the “Shareholders Agreement”) between the Company and the other shareholders, which amongst other things modifies the term of certain directors on the Board, restricts the transfer the Shares, and provides the Company with redemption rights upon the occurrence of certain events. See “Securities Being Offered – Shareholders Agreement”

Transferability of Shares and Company Redemption Rights

All transfers of Shares must be approved by both the Board, and upon such approval, will in certain instances be subject to a repurchase right by the Company. In connection with potential transfers of Shares that receive Board approval, prior to the completion of such transfer, the Company shall have a right to purchase some or all of the Shares subject to the potential transfer on the same terms as are being offered in the potential transfer. Additionally, transfers of Shares that result from the death of a Shareholder, in connection with a dissolution of marriage proceeding, or in bankruptcy proceeding will be subject to repurchase by the Company, in the sole discretion of the Board, for the fair market value of the Shares subject to such transfer. Further, the Board can repurchase Shares from a shareholder who is determined by the Board to have violated the terms of the Shareholders Agreement or the code of conduct of shareholders or other code of ethics developed by the Board from time to time. See the “Securities Being Offered – Shareholders Agreement”

Our Corporate Information

We are a Washington corporation. Our principal executive offices are currently located at 8215 SE 59th St. Mercer Island, WA 98040 and our telephone number is (206) 550-9120.

THE OFFERING

Issuer:	Mercer Island Investors Group, Inc.

Common stock offered by the Company:	Up to 840 Shares.

Price per Share:	$5,000

Minimum number of Shares per investor:	5 Shares, or $25,000 in total investment.

Maximum number of Shares per investor:	20 Shares, or $100,000 in total investment.

Minimum Aggregate Subscription Amount:	740 Shares or $3,700,000 in aggregate proceeds.

Escrow Agent	UMB Bank, N.A.

Offer Termination Date:	the earlier of January 31, 2017, the date the offering is fully subscribed, or a date determined by the Board in their sole discretion prior to the Offer Termination Date.

Common stock outstanding after the offering:	Prior to the commencement of this offering, there were 10 Shares outstanding. Following the consummation of this offering, and assuming the maximum number of the Shares are issued, the Company will have 850 Shares outstanding

Use of proceeds:	The net proceeds of this offering will be used to fund the acquisition of the Business Assets, potential renovations to the Roanoke after completion of the transactions contemplated in the APA and costs of this offering and the acquisition of the Business Assets.

Federal securities exemption relied on:	Tier 1 under Regulation A of the Securities Act of 1933, as amended.

RISK FACTORS

An investment in our Shares involves substantial risks. You should carefully consider the following risk factors in addition to other information in this offering circular before purchasing our Shares. The occurrence of any of the following factors might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this offering circular, including statements in the following risk factors constitute forward-looking statements. Please refer to the section entitled “Statements Regarding Forward Looking Information”

Risks Associated with the Company’s Structure and Operation of Roanoke

No Assurance of Company Profitability

The Company cannot anticipate what earnings if any it will experience in any future period and as a consequence we can offer no assurances when or whether the Company will generate enough cash for any dividend distribution. In particular, no assurances can be given that the operations of the Roanoke will generate any profit, and even if the Company does generate a profit, the Company’s management has complete discretion to reinvest such profits in the Roanoke rather than distribute them to shareholders.

Operational Focus not on Profitability

According to the Company’s current business plan, the investment and operational goals of the Company after the acquisition of the Business Assets are not to maximize growth or profitability of the Roanoke, rather the main goal of the Company is to maintain the original character, spirit and environment of the Roanoke. Consequently, management of the Company will not be focused on maximizing profits through the operation of the Roanoke and as result there is possibility that shareholders will not see any positive financial returns from their investment in the Company.

No Experience Operating a Restaurant

None of the Company’s executive officers, nor the majority of the current members of the Board (including the chair) have any experience operating a restaurant or being involved in any organization that operates a restaurant. Although the Company intends to retain the Roanoke’s current managers who each have significant experience at the Roanoke, ultimate authority for the operation of the Company and the Roanoke will rest with persons who have no experience in the restaurant industry. Due to their lack of industry experience, our executive officers unknowingly may make poor strategic or operational discussions that may limit the profitability of the Roanoke or result in a decline in value of the Company.

Limited Time Commitment of Executive Officers

Since each of our executive officers has significant work commitments outside of the operation of the Roanoke, none of our executive officers will be able to devote a substantial amount of time to the management of the Company. Although it is expected that the current managers of the Roanoke will continue to oversee the day-to-day operations of the Roanoke, senior level management decisions will still need to be made by our executive officers, who may not be able to make such decisions in a timely manner based on their other work commitments. Additionally, because of such other work commitments, the ability of our executive officers to supervise the managers of the Roanoke will be limited.

Company has Previously Generated no Revenues from Operations.

Since the Company was created for the sole purpose of acquiring the Business Assets and to operate the Roanoke after such acquisition, as of the date of this offering circular, we have not generated any revenues. As a consequence, it is difficult, if not impossible, to forecast our future results as we have no historical financial results or operations. Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. If we make poor budgetary decisions as a result of our lack of operating history, we may never become profitable or incur losses, which may result in a decline in the value of the Company and the Shares.

No Assets or Operations

Since the Company was created for the sole purpose of acquiring the Business Assets, the Company currently has no assets or operations. If the Company is unable to complete the transactions contemplated in the APA, the Company will continue to have no operations or assets other than cash received from investors in connection with this offering. Although in the event the Company is not able to complete the transactions contemplated in the APA the Company’s management currently intends to terminate this offering and return all funds advanced by investors, the completion of the offering is not contingent on completion of the transactions contemplated in the APA.

Reliance on Board

Subject to certain very limited exceptions, all major decisions regarding the Company will be made exclusively by the Board and the executive officers and managers chosen by the Board. The shareholders will not have any right or power to take part in the management of the Company or to select or define the Company’s actions or decisions. Accordingly, no prospective Investor should invest in the Company unless such investor is willing to entrust all aspects of the management of the Company to the Board and executive officers chosen by the Board.

Real Property Ownership

The investment by the Company in the Roanoke will be subject to risks incidental to real estate investments in general including: adverse changes in general economic conditions, relative illiquidity of real estate, changes in the investment climate for real estate investment, changes in local market conditions, changes in property tax rates and other operating expenses, the uncertainty of cash flow to meet fixed or variable obligations, changes in government regulations and fiscal policies, environmental liabilities, and the risk of floods, earthquakes and other natural hazards or acts of God which may result in uninsured losses. For these and other reasons, we can offer no assurance that the Roanoke will operate profitably.

Hazardous Waste and Other Environmental Matters

Under current law, owners of real property may be liable for clean-up costs or for damages caused by hazardous waste, toxic substances or other environmental problems associated with the property. Such responsibility may exist even if hazardous waste or toxic substances were present on the property prior to the property being acquired by the current property owner.

Although we currently do not anticipate problems associated with hazardous wastes or toxic substances at the Roanoke, it is possible that prior owners of the property or nearby properties may have created conditions that could cause the Company to incur liability for cleanup costs or property or bodily injury damages.

The Company may be exposed to substantial risk of loss from environmental claims based on undisclosed or unknown environmental problems of the Roanoke or for which inadequate reserves had been established. Environmental claims with respect to the Roanoke could, under certain circumstances render the Company insolvent.

Zoning

Although the property where the Roanoke is located is zoned for residential use, the Company believes that it is likely that the operation of the Roanoke as a restaurant qualifies as a “legally nonconforming use” under the applicable municipal laws of the City of Mercer Island Washington. However, this exception is limited in scope in that non-conforming status will be lost if a new nonconformance is created. As a consequence, any future expansion or development of the Roanoke beyond its existing use may jeopardize the Roanoke’s legal nonconforming status. If legal nonconforming status is lost, or it is determined that the Roanoke’s operations do not qualify as a “legal nonconforming use” under the applicable municipal laws, the structure, site or use of the Roanoke must be brought into conformance with all applicable municipal code requirements which would limit our operations as a restaurant and/or result in the Company incurring significant financial expenses in order to become compliant with the relevant municipal codes.

Risk of Dilution

Certain events may result in immediate and substantial book value dilution, such as the issuance by the Company of its equity securities, including additional Shares or other securities convertible into or exercisable for our Shares in connection with any financing, as part of any employee compensation, stock purchase or incentive program, or for any other corporate purpose. Although we currently have no intention of issuing Shares beyond those issued in this offering, we can give no assurances that we will not issue Shares in connection with any future financing or employee compensation plan.

Possible Need for Additional Capital

The Company may require additional equity or debt financing to finance its future needs, to cover unanticipated expenses, or to provide financing to take advantage of business opportunities. Although the Company may in the future explore raising capital, due to volatility in the capital markets generally, the Company may not be able to secure this financing when needed, in adequate amounts, or on acceptable terms, if at all. Consequently, the Company may have to issue additional Shares at a price lower than the price at which the Shares will be issued to you in this offering. The Company may also seek debt financing and may be forced to incur significant interest expenses or commit to financial operating covenants as a result. If financing is not available on satisfactory terms, the Company’s operating results may be adversely affected. In addition, debt financing increases expenses and must be repaid regardless of operating results.

Litigation

By its nature, ownership of real property involves potential disputes with, and liability to, third parties. The Company’s exposure to litigation includes (but is not limited to) potential claims of trespass, adverse possession, personal injury or death occurring at or on the Roanoke, disputes with patrons, defaults or disputes under loans, mortgages or financing terms, and claims involving environmental liability. Claims, if successful, could result in damage awards against the Company which exceed any available insurance coverage, or that fall outside the scope of applicable insurance policies. In particular, successful environmental claims against the Company could result in significant damage awards outside the scope or in excess of the limits of any applicable insurance coverage. The cost to the Company of defending or prosecuting such litigation could be significant and reduce the Company’s returns to its shareholders, even if the Company were the prevailing party. Moreover, the Board has absolute discretion and authority as to whether to settle, defend or pursue litigation, and the Board’s determination as to an appropriate course of action in litigation may differ from the shareholders’ judgment.

Planned Indebtedness

In order to partially finance the acquisition of the Business Assets, the Company intends to enter into a $2,000,000 Commercial Loan (discussed further below under “Management Discussion and Analysis –

Liquidity”) which is expected to be secured by a priority deed of trust and assignment of rents and leases on the property the Roanoke is situated on and the remaining Business Assets. The Commercial Loan is also expected to have a minimum debt service coverage ratio of 1:35:1.00 to be measured annually. Failure to comply with this potential covenant or other potential covenants associated with the Commercial Loan or any similar loan or debt instrument could result in an event of default in such loan that could have a material adverse effect on our liquidity, results of operations and financial condition. Further, since the Commercial Loan is expected to be secured by the property containing the Roanoke as well as all other Business Assets, any default in the Commercial Loan could result in us losing ownership of the Roanoke, which is expected to be our only operating asset.

Our ability to repay or refinance the Commercial Loan, or any similar loan or debt instrument, will depend on our future financial and operating performance. Our performance will depend in significant part on the extent to which we develop and successfully implement a business strategy and will be subject to prevailing economic and competitive conditions beyond our control. We cannot assure you that we will be able to develop and successfully implement a business strategy for the operation of the Roanoke or that external factors will not limit the profitability of the Roanoke.

Reliance on Planned Indebtedness

Although we anticipate entering the Commercial Loan with the Lender (defined below), we have not entered into any binding loan agreement with the Lender and the Lender is under no obligation to advance us any funds under the planned Commercial Loan. It is also our understanding that before the Lender will enter any Loan Agreement in connection with the Commercial Loan, we must provide the Lender with: i) a new MAI appraisal of the property containing the Roanoke by an appraiser hired by the Lender; ii) completion of environmental due diligence by the Lender; iii) an ALTA ACSM Survey certified to the Lender; and (iv) receipt and satisfactory review by the Lender of the APA, our new organizational documents and this offering circular. We can give no assurance that we will be able to meet all of these conditions, or that even if we do, that the Lender will decide to advance us the $2,000,000 Commercial Loan. If we do not receive the proceeds of the Commercial Loan we will need to seek alternative forms of financing to acquire the Business Assets which might not be on as favorable terms as the anticipated terms of the Commercial Loan. If we are not able to acquire the Commercial Loan or an alternative form of financing we will not be able to acquire the Business Assets.

Retaining Key Personnel

The Company’s ability to operate the Roanoke successfully will depend upon the ability of the Company to hire and retain qualified personnel, including managers. Given that the Company’s executive officers and current directors have no restaurant experience, attracting qualified personal to manage the day-today operations of the Roanoke will be integral to the success of the Company’s business. However, the Company may not be able to attract and/or retain personnel with the skills and expertise necessary to manage the Roanoke’s ongoing activities. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to do so could have a material adverse effect on the Company’s business, financial condition, and operating results.

Financial Statements of Roanoke

The financial statements of the Roanoke included with this offering circular have been provided to us by the management of the Roanoke and have not been audited or prepared in accordance with generally accepted accounting principles (“GAAP”). Therefore, investors cannot place the same reliance on the accuracy or completeness of such financial statements as they could were they prepared in accordance with GAAP and audited. Additionally, since the Company has limited means of verifying the accuracy or completeness of such financial statements provided to us, neither the Company nor any of our directors or officers are able to assume any responsibility for the accuracy or completeness of such financial statements of the Roanoke contained herein.

Completion of Planned Renovations

Although upon the completion of the acquisition of the Business Assets the Company plans to commence renovations to the second floor of the Roanoke using the proceeds of this offering, there is not guarantee that we will be able to complete such renovations or if completed such renovations would add value to the Roanoke. Although we have met with architects as well as inspectors from the City of Mercer Island regarding the permit requirements and the economic feasibility of the proposed renovations, we can give no assurances at this time as to whether the Company will be able to acquire the required permits from the City of Mercer Island or if the renovations are practically feasible from an economic standpoint.

Limitation of Liability and Indemnification

Under the Company’s articles of incorporation and corporate bylaws, the members of the Board will not be personally liable to the Company or the shareholders for errors in judgment or other acts or omissions where such person believes the act to be within the scope of authority to act on behalf of the Company and in the best interest of the Company, provided that the action or omission did not constitute intentional misconduct or a knowing violation of law or acts or omissions that constitute a violation of the implied contractual duty of good faith and fair dealing. Further, the sole obligation of the Board in connection with the Company will be to act in good faith on the basis of information in the actual possession of the Board.

The Company’s articles of incorporation and corporate bylaws further provide that the Company will hold the Board members harmless and provide them indemnification against liabilities arising out of or incidental to the business or activities of the Company or relating to the Company. Notwithstanding the foregoing, such persons will not be held harmless and indemnified against liabilities arising out of intentional misconduct or a knowing violation of law, or acts or omissions that constitute a violation of the implied contractual duty of good faith and fair dealing.

To the extent that the indemnification provisions of the Company’s articles of incorporation and corporate bylaws are exercised, the assets of the Company could be reduced.

Risks Associated with the Shares

Limited Liquidity and Transferability of Shares

There is no public market for the Shares, and we do not anticipate that a public market will develop for such Shares. We have no intention of listing the Shares on any securities exchange or automated dealer quotation system. Shareholders may not, therefore, be able to liquidate their investments, even in the event of an emergency. The Shares also may not be readily accepted as collateral for a loan. Consequently, the Shares should be considered only as long-term investments.

Pursuant to the terms of the Shareholders Agreement, transfers of Shares by shareholders may be made only with the approval of the Board, and even if such approval is acquired, the Shares that are subject to the approved transfer are subject to a right of first refusal granted to the Company to purchase such Shares on the same terms offered to the third party purchaser. Additionally, in the sole discretion of the Board, the Company has the right to repurchase Shares that are subject to certain transfers such as in connection with the death of a shareholder, in a bankruptcy or insolvency proceeding, in connection with a dissolution of marriage proceeding or if the shareholder violates the terms of a code of conduct developed by the Board, for the fair market value of the Shares subject to such a transfer (as determined as of the end of the most recently completed fiscal year prior to the transfer).

Company’s Right to Repurchase upon Violation of Code of Conduct

The terms of the Shareholders Agreement provide the Board with the ability to repurchase the Shares held by a Shareholder who has been determined by the Board to have violated either a term of the Shareholders

Agreement or the code of conduct of shareholders developed by the Board. The code of conduct developed by the Board requires that all shareholders conduct themselves at the Roanoke in a respectful manner at all times and not engage in activities that could jeopardize the Company’s liquor license or otherwise reflect poorly on the Roanoke. Since the Board has complete discretion to determine what constitutes a violation of the Shareholders Agreement, the code of conduct or any other code of ethics, an investor could be forced to sell any Shares purchased in this offering back to the Company at the sole determination of the Board. If this happens and the fair market value of the Shares to be repurchased as determined in accordance with the terms of the Shareholders Agreement is less than the purchase price the investor paid for such Shares in this offering, the investor will suffer an economic loss in their investment in the Shares.

No Right to Receive Dividends

We have not declared or paid any dividends on the Shares since our inception and none of the Company’s articles of incorporation, bylaws or the Shareholders Agreement require the Company to distribute any of its earnings to shareholders. Although we may elect to distribute earnings, if any, to shareholders through a dividend distribution, we may elect to retain any such future earnings for use in the operation of the Roanoke. We may not pay any cash dividends in the foreseeable future, even in the event the Company becomes profitable.

Determination of Offering Price

Due to the limited nature and valuation of this offering and because there is currently no public market for the Shares, the Company did not seek or obtain a professional fair market valuation of the Company, and the price for the each of the Shares being offered has been determined solely by the Company. There is not necessarily any direct correlation between the price determined for the Shares and the assets, book value or projected operating results of the Company or the Roanoke.

Subordination of Distributions to Company Liabilities

The Shares are equity interests and as such are subordinated to all of the Company’s liabilities, including the potential Commercial Loan (discussed below) and operating expenses of the Roanoke. As a result, the financial risk of the Company and the operation of the Roanoke is borne primarily by the shareholders.

Limited Voting Rights

Under the Company’s articles of incorporation, bylaws and the Shareholders Agreement, holders of the Shares will have very limited voting rights. In general, voting rights associated with the Shares are limited to (i) removal of members of the Board with or without cause upon the approval of shareholders holding 3/4 or more of the total outstanding Shares, (ii) election of three of the five members of the Board at an annual meeting of the Company, (iii) the approval of any sale of the Roanoke (requiring approval of shareholders holding an aggregate of 2/3 of the total outstanding Shares), (iv) dissolution of the Company, and (v) amendments to Shareholders Agreement (requiring shareholders holding an aggregate of 2/3 of the total outstanding Shares). As a result, shareholders holding Shares will have little or no say in the management of their investment in the Company or the operation of the Roanoke.

Risks Related to the Restaurant Industry

Dependence on Factors beyond the Company’s Control

The success of the Roanoke will depend upon numerous factors, many of which are beyond our control, including: (a) the hiring, training and retention of qualified operating personnel; (b) securing and maintaining required governmental approvals and permits in a timely manner, or at all; (c) cost and availability of capital; (d) competition in our markets; and (e) general economic conditions. It may take us longer to reach projected sales, if at all.

Competition

The restaurant industry is highly competitive and the Roanoke will compete for customers with other restaurants on both Mercer Island and the greater Seattle region. The Roanoke will compete based on a number of factors, including quality and consistency of food and service, as well as attractiveness of location, price, and marketing. Many of the Roanoke’s competitors will have substantially greater marketing and financial resources than the Roanoke will, and if the Roanoke is unable to successfully compete in these areas, its operating results could be adversely affected, and the return realized by the Company would be negatively affected.

Ability to Obtain and Maintain Required Licenses

The restaurant industry is subject to various federal, state and local government regulations. Delays or failure to obtain and maintain licenses, permits and approvals, including food and alcohol licenses, could have adverse consequences to the operations of the Roanoke. Local authorities may suspend or deny renewal of our food or alcohol licenses if they determine that our conduct does not meet applicable standards or if there are changes in regulations, which would disrupt our operations and damage our reputation in the community.

Guest Complaints

Guest complaints could have a material adverse effect on our results of operation, financial condition and business prospects. As a participant in the restaurant industry, we may be the subject of complaints or litigation from guests alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from these allegations could harm us, regardless of whether the allegations are valid or whether we are liable. Further, employee claims against us based on, among other things, discrimination, harassment or wrongful termination may divert our financial and management resources.

Liability from Serving Alcohol

The Roanoke will serve beer, wine and liquor. Under the Washington State liquor laws, we have potential liability for customers’ actions under the influence of alcohol purchased at the Roanoke. Although we intend to acquire insurance coverage concerning such potential liabilities there is no assurance that such insurance will be sufficient in the event of a problem.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this offering circular that are forward-looking statements within the meaning of the United States federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this offering circular or in the information incorporated by reference into this offering circular.

The forward-looking statements included in this offering circular are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include among others, the factors set forth above under “Risk Factors.”

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this offering circular. All forward-looking statements are made as of the date of this offering circular and the risk that actual results will differ materially from the expectations expressed in this offering circular will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this offering circular, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this offering circular, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this offering circular will be achieved.

DILUTION

On September 19, 2016, in connection with the organization of the Company, each of Christian Schiller and John Naye were issued five Shares each as founders of the Company. The price per Share for each such Share issued was the $0.01, which is the par value of the Shares. Consequently, there is a material difference between the $0.01 offering price per Share to the founders of the Company (who are also current Board members and our sole executive officers) and the $5,000 offering price to investors in this offering.

PLAN OF DISTRIBUTION

We are offering a total of up to 840 Shares at a price of $5,000 per Share in a best-efforts direct offering under Tier 1 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), without any involvement of underwriters or broker-dealers. If the Minimum Aggregate Subscription Amount of $3,700,000 is not deposited with the Escrow Agent on or before the Offer Termination Date of January 31, 2017, all subscriptions will be refunded to investors without deduction of interest. There can be no assurance that all or any of the offering will be subscribed.

In order to subscribe for Shares in this offering, investors must purchase at least five (5) Shares equal to $25,000 in aggregate gross proceeds from the subscription of Shares in this offering. If an investor does not subscribe for at least $25,000 in Shares, such investor will not be able to participate in this offering, will not receive the Shares subscribed for and will have all funds paid to the Company in connection with this offering returned.

No single investor either directly, or indirectly through an entity controlled by such investor, may subscribe for in excess of twenty (20) Shares (equal to a $100,000 investment) in this offering. All funds provided to the Company to subscribe for Shares in excess of $100,000 will be returned to such investor.

Subscriptions for Shares are irrevocable once made, and funds will only be returned to an investor upon (i) the Company’s rejection of such investor’s subscription, (ii) the investor’s aggregate subscription in the offering not meeting the minimum subscription amount discussed above, (iii) the investor advancing funds to acquire Shares in excess of $100,000 or (iv) if the Company does not receive subscriptions equal to at least the Minimum Aggregate Subscription Amount by the Offer Termination Date or the date the offering is terminated by the Board in its sole discretion. All funds advanced to the Company in connection with this Offering will be held in escrow by the Escrow Agent. Once the offering is terminated, the Escrow Agent will distribute the proceeds of the offering either to the Company (in the event that total gross proceeds from the offering are greater than or equal to the Minimum Aggregate Subscription Amount) or to the investors to refund their respective subscription amounts (in the event that total gross proceeds from the offering are less than the Minimum Aggregate Amount). All refunds to investors will be made within five business days of the date of such termination without the deduction of interest.

Our permanent Board members Christian Schiller (who also serves as our Chief Financial Officer and Chairman of the Board) and John Naye (who also serves as our President and Chief Executive Officer), will participate in the offer and sale of our Shares in this offering by soliciting purchasers to participate in the offering. Mr. Naye will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regarding, Mr. Schiller, he is currently a registered broker dealer for Cascadia Capital LLC (“Cascadia”), a Seattle based investment bank. Mr. Schiller is acting in his personal capacity in connection with this offering and not acting on behalf of Cascadia, who has not been retained by the Company to provide any investment banking or broker dealer services in connection with this offering. Neither Mr. Schiller nor any registered broker-dealer employed by Cascadia will receive any commission or other compensation in connection with this offering. Further, Mr. Schiller will not utilize any of Cascadia’s investment banking or brokerage services or resources in connection with soliciting investors in this offering.

With the exception of Mr. Schiller and Mr. Naye, no other current director or officer of the Company is expected to participate in this offering.

We have not retained a broker for the sale of securities being offered. In the event we retain a broker who may be deemed an underwriter, an amendment to this offering circular will be filed.

USE OF PROCEEDS

Assuming this offering is fully subscribed, we anticipate receiving gross cash proceeds of $4,157,500 (after including the 8.5 Shares valued at $42,500 to be issued to Dorothy Reeck as partial consideration for the Business Assets). The gross proceeds of this offering will be used to fund the acquisition of the Business Assets, potential renovations to the Roanoke after completion of the transactions contemplated in the APA and costs of this offering and the acquisition of the Business Assets. See “Description of Property” and “Summary of Asset Purchase Agreement” for details concerning the Business Assets.

In accordance with the terms of the APA, the Company intends to purchase the Business Assets for an aggregate purchase price of $5,500,000 of which $2,000,000 is expected to be financed through a $2,000,000 commercial real estate term loan with Columbia Bank and $3,500,000 from the proceeds of this offering (including the 8.5 Shares valued at $42,500 to be issued directly to Dorothy Reeck as partial consideration for the Business Assets). After deducting estimated expenses of $200,000 associated with both this offering and the acquisition of the Business Assets, the remaining $500,000 is intended to be invested in renovations to the Roanoke, that include establishing a “speakeasy” venue on the second floor of the Roanoke whereby it is anticipated that members of the Board and certain of the Company’s Shareholders will be able to socialize privately with guests and hold private functions such as birthday parties. If for whatever reason, including failure to get permit approval from the City of Mercer Island, the Company is not able to complete these intended renovations the remaining proceeds of the offering will be used for working capital purposes, a portion of which may be used for employee compensation. However, none of the proceeds of this offering will be used for compensation of our directors or executive officers.

Accordingly, assuming the offering is fully subscribed for, we expect to use the proceeds of this offering as follows:

USE	AMOUNT	PERCENTAGE
Acquisition of the Business Assets	$3,500,000	83.33%
Renovations to the Roanoke (1)	$500,000	11.90%
Estimated expenses associated with this offering	$100,000	2.38%
Estimated expenses associated with the acquisition of the Business Assets	$100,000	2.38%
TOTAL	4,200,000	100.00%

(1)	In the event the Company is not able to proceed with the planned renovations any portion of the $500,000 not already invested in such renovations will be used for working capital purposes, a portion of which may be used for employee compensation (but not for director or executive officer compensation).

The expected use of net proceeds from this offering represents our intentions and is an estimate based on our current business plan, which could change in the future as business conditions evolve. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

In the event that upon termination of the offering we receive gross proceeds from the offering in an amount between the Minimum Aggregate Subscription Amount and $4,200,000, we intend to apply proceeds equal to the Minimum Aggregate Subscription Amount to cover the acquisition of the Business Assets and the expenses associated with both this offering and the acquisition of such assets. We intend to utilize any additional proceeds in excess of the Minimum Aggregate Subscription Amount towards either the planned renovations to the second floor of the Roanoke discussed above, or if we determine such funds to be insufficient to complete such renovations, towards general working capital purposes.

We will not complete this offering, and the Escrow Agent will return all funds provided to us by investors, if we have not received subscriptions for Shares equal to at least the Minimum Aggregate Subscription Amount by the Offer Termination Date or the date upon which the offering is terminated by the Board in their sole discretion.

DESCRIPTION OF BUSINESS

Overview

We were organized in September 2016 with the intention of acquiring the Business Assets used in the operation of the Roanoke. We intend to continue to operate the Roanoke as a local restaurant and bar on Mercer Island Washington.

The Company’s primary purpose in acquiring the Roanoke is to allow the Mercer Island community, through this offering, to have an ownership interest in a restaurant that has served the community for over 75 years. In keeping with this philosophy, the investment and operational goals of the Company after the acquisition of the Business Assets are not to maximize growth or profitability of the Roanoke, rather the main goal of the Company is to maintain the original character, spirit and environment of the Roanoke. In order to ensure continuity in the operations of the Roanoke, the Company intends to hire the current owner of the Roanoke, Dorothy Reeck, as a consultant and to retain the current restaurant and kitchen managers as well as most of the other employees, including the current bartenders, servers, cooks and accountants. We intend to hire a total of 28 part time employees to operate the Roanoke after the completion of the acquisition of the Business Assets. We intend to compensate all of the Roanoke’s employees on an hourly basis and do not intend to hire any full time employees.

Products and Services

The Roanoke currently offers customers a full service bar with a variety of alcoholic and non-alcoholic selections. Regarding food choices, the Roanoke currently offers a variety of salads, hamburgers, sandwiches as well as entrees consisting of steak, burritos, quesadillas, fettucine alfredo, teriyaki and pineapple chicken and BBQ chicken. Although the management of the Company may decide to add additional items to the Roanoke’s menu, the intention of the Company is to mostly keep the Roanoke’s current menu unchanged after the acquisition of the Business Assets.

Competition

Mercer Island Washington has a broad range of restaurants and bars that will compete at various levels with the Roanoke. Management of the Company believes that the main competition for the Roanoke will come from other full service restaurants on Mercer Island who serve alcoholic beverages as well as food. Such establishments include: Mo’s Pizza Wine and Dive, Bennett’s (upscale American bistro), The Islander Restaurant (American pub), Seven Star (Chinese), El Sombrero (Mexican), Pagliacci’s (pizza), Roberto’s Pizza and Pasta (Italian), Pon Proem (Thai), and Phat 12 Island Broiler (American & Thai fusion).

Additionally, Mercer Island has several “food only” establishments that function mainly as take-out restaurants. These include: Freshy’s Seafood Market, Homegrown (sandwiches), I Luv Pho (Vietnamese), and Zaw (artisan pizza). Management of the Company believes these establishments compete against the Roanoke on a more indirect level than other full service restaurants

Finally, Mercer Island has several “fast-food” establishments that include: McDonalds, Subway, Qdoba, Noah’s Bagels, and Starbucks. Management of the Company do not believe any of these establishments will compete with the Roanoke mainly because of their quick serve focus, and the fact they do not offer a bar experience.

Competitive Strengths

Management believes the competitive strengths of the Roanoke include the following:

•	Adult only patron environment. The Roanoke is the only restaurant and bar on Mercer Island that does not allow children at any time. Management of the Company believes this is a key differentiator for the Roanoke compared to its competitors as the Roanoke is the only establishment on Mercer Island where adults can socialize without children;

•	Historic designation and community icon. The Roanoke is the only restaurant or bar on Mercer Island which is designated by the Mercer Island Historical Society as a historical site. Management of the Company believes this is a key competitive advantage, as we do not expect that there would be other restaurants or bars that would achieve this same designation. Additionally, management of the Company believes that the Roanoke is recognized as a strong supporter of the Mercer Island community through various community and charitable investments;

•	Casual environment. The Roanoke currently offers a broad range of seating and environment alternatives for patrons, including several inside rooms, a bar seating, an outdoor front deck, and on a seasonal basis outside patio and backyard tables. Management of the Company believes this is the broadest range of seating and environment alternatives for any restaurant/bar on Mercer Island, and is a key element of patron’s ability to feel at home in whatever environment they prefer. Additionally, the Roanoke often serves as a central meeting location for post-sports gatherings, get-togethers among friends, date nights, reunions, business meetings, community related meetings, and as such serves a wide range of people and events; and

•	Attractive range of food and beverage alternatives. The Roanoke serves a very broad range of food, including certain items that would be considered specialties such as nachos, fish & chips, burgers, and Mexican food items. Additionally, the Roanoke offers a wide range of beverage alternatives including a wide range of beers, wine, and alcohol options. As such, management of the Company believes the Roanoke has among the broadest range of options for lunch, dinner, and later evening food and beverage, which serves as a strong differentiator compared with other Mercer Island venues.

Regulatory Matters

In order for the Company to continue to serve alcoholic beverages after the acquisition of the Business Assets, the Company will need to obtain a Washington Business License with a Restaurant, Beer, Wine, and Spirits endorsement from the Washington Business Licensing Services and the Washington State Liquor Control Board. In order to obtain this license, the Company will need to provide certain disclosures regarding the Company and the Roanoke to the appropriate regulatory authorities in advance of closing of the transactions contemplated in the APA (although the license will not be approved until the day of closing). Such disclosures include: information regarding the Company’s directors and officers, proof of funding sources for the purchase of the Roanoke, a copy of the APA, entity formation documents for the Company, and other information related to the Roanoke (such as the restaurant’s floor plan).

Because it is anticipated that no individual shareholder will own more than 10% of the Shares in the Company, the Company’s management does not believe any shareholders (other than the management) will need to provide personal disclosures in connection with the liquor license, although the name, address, and ownership percentage of each shareholder will need to be provided to the regulatory authorities. Additionally, shareholders may be required to disclose to the regulatory authorities any ownership interest in an entity that manufactures or distributes alcohol in Washington or any other state.

The Company’s liquor license application for the Roanoke is expected to be submitted approximately six weeks prior to the closing date of the transactions contemplated in the APA in order to avoid the liquor license application from being rejected by the Washington State Liquor Control Board as premature or stale.

Legal Proceedings

There are no legal proceedings material to our business or financial condition pending, and to the best of our knowledge there are not such legal proceedings contemplated or threatened.

We are also not aware of any legal proceedings pending or threatened against any of the Business Assets.

DESCRIPTION OF PROPERTY

The Company currently owns no real property and does not have any operations on any real property.

However, upon the acquisition of the Business Assets, the Company intends to operate the Roanoke as a restaurant and bar at:

1825 72nd Ave. SE, Mercer Island Washington

The Company also intends to acquire the real property adjacent to the Roanoke located at:

7037 North Mercer Way, Mercer Island, WA 98040.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this offering circular, particularly in “Risk Factors.”

Overview

Since the Company was only recently formed on September 2, 2016, the Company has no operations to date, nor with the exception of issuing five Shares to each of the Company’s two founders has the Company issued any other securities.

Results of Operations

Since the Company was formed on September 2, 2016 for the sole purpose of acquiring the Business Assets and operating the Roanoke after the acquisition of such assets, the Company has no operations to date and does not have any assets or liabilities.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

The Company was formed on September 2, 2016 and was not in existence during either the fiscal year ended December 31, 2015 or the fiscal year ended December 31, 2014.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

The Company was formed on September 2, 2016 and was not in existence during either the fiscal year ended December 31, 2014 or the fiscal year ended December 31, 2013.

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

The Company was formed on September 2, 2016 and was not in existence during either the six months ended June 30, 2016 or the six months ended June 30, 2015.

Liquidity and Capital Resources

Since the Company was formed on September 2, 2016 for the sole purpose of acquiring the Business Assets and operating the Roanoke after the acquisition of such assets, the Company currently does not have any assets or liabilities and has not recorded any cash flows in any prior periods.

Cash Flow Analysis

Since the Company was formed on September 2, 2016 for the sole purpose of acquiring the Business Assets and operating the Roanoke after the acquisition of such assets, the Company has not recorded any cash flows in any prior periods.

Debt Obligations

In connection with the acquisition of the Business Assets the Company intends to enter into a Commercial Real Estate Term Loan with Columbia Bank (the “Lender”) in an amount up to $2,000,000 (the “Commercial Loan”). The Commercial Loan is expected to have a term of 5 to 7 years and carry an interest rate of either a 5-year Federal Reserve H15 interest rate swap + 2.40% (current indicative rate of 3.56%) and a 7-year Federal reserve H15 interest rate swap + 2.50% (indicative rate of 3.84%). The Company is also expected to pay an origination fee of between 0.50% and 0.625% of the total final loan amount and be subject to a prepayment penalty of between 1 and 5% if prepaid in full during the first five years.

The Commercial Loan is expected to be secured by a priority deed of trust and assignment of rents and leases on the property the Roanoke is situated on and the remaining Business Assets. The Commercial Loan is also expected to have a minimum debt service coverage ratio of 1:35:1.00 to be measured annually. The Company is also expected to be required to provide the Lender with financial statements annually within 120 days of its fiscal year end, tax returns annually upon filing and interim financial statements quarterly within 45 days of quarter end.

The Company currently has not entered into a binding agreement with the Lender in connection with the Commercial Loan. If and when the Company does execute a binding agreement with the Lender in connection with the Commercial Loan or other similar loan or mortgage, the Company will file such agreement as an exhibit to this Offering Circular.

Plan of Operations

The Company’s primary purpose in acquiring the Roanoke is to allow the Mercer Island community, through this offering, to have an ownership interest in a restaurant that has served the community for over 75 years. In keeping with this philosophy, the Company plans to operate the Roanoke after acquiring the Business Assets primarily in the same manner as the Roanoke is currently being operated, as a local restaurant and bar. The Company intends to retain the current owner of the Business Assets, Dorothy Reeck as a consultant, and plans to appoint her as a director on the Board after the acquisition of the Business Assets. The Company also plans on retaining the current restaurant and kitchen managers of the Roanoke as well as most of the other employees, including the current bartenders, servers, cooks and accountants. In order to insure consistency of operations after the acquisition of the Business Assets, it is intended that Ms. Reeck will serve as a general advisor to the managers of the Roanoke, as well as handling various elements of the maintenance, expenditures and capital investment to keep the Roanoke’s physical building and infrastructure operating in a consistent manner.

Overall, the investment and operational goals of the Company after the acquisition of the Business Assets are not to maximize growth or profitability of the Roanoke, rather the main goal of the Company is to maintain the original character, spirit and environment of the Roanoke. However, within this framework, the Company is considering several changes to the Roanoke, including the creation of a private investors club on the second floor of the Roanoke, which is expected to cost approximately $500,000 and is expected to be financed through the proceeds of this offering. It is anticipated that this private investors club will function as a “speakeasy” venue that will be limited to members of the Board and shareholders owning 10 or more Shares who would be able to use the venue to socialize privately with guests and hold private functions such as birthday parties. Further, the Company is considering adding new food and beverage options to those already offered at the Roanoke, and to review prices and purchasing/sourcing efficiencies in order to potentially improve profitability. Additionally, since the Company will directly own all of the real property being acquired as part of the Business Assets, the rental expenses currently incurred by the Roanoke will not be incurred by the Company after the acquisition of the Business Assets. We expect this change will increase the net operating income and cash flows generated by the Roanoke.

The Company currently anticipates that the proceeds from this offering will satisfy the cash commitments associated with operating the Roanoke after the acquisition of the Business Assets for at least six months from the date of such acquisition, and we do not anticipate that it will be necessary for the Company to raise additional funds over that time period in order to implement our plan of operations for the Roanoke.

SUMMARY OF ASSET PURCHASE AGREEMENT

This section contains a summary of the material provisions of the APA. Because it is a summary, it does not include all the information that may be important to you. The following summary of the APA is subject, and qualified in its entirety by reference, to the APA included as exhibit 7.1 to this offering circular. We urge you to carefully read the entire APA included as exhibit 7.1, for a more complete understanding of the acquisition of the Business Assets.

The Asset Sale

The APA provides the Company will acquire the Business Assets (which includes certain assets used in the operation of the Roanoke) from the Roanoke Inn, LLC (the “Seller”) for aggregate consideration of $5,500,000, which shall be subject to adjustment at closing for prorations and the allocation of income pursuant to the terms of the APA. The Business Assets include:

•	Fee simple title to the land at 1825 72nd Ave. SE, Mercer Island, WA 98040 and 7037 North Mercer Way, Mercer Island WA 98040 and all buildings structures and improvements located on or affixed thereto, together with all appurtenant easements and any other rights and interests appurtenant thereto and benefiting such land;

•	All equipment, supplies, tools, spare parts, furniture, appliances and fixtures used or held for use by the Seller in conducting the business of the Roanoke.;

•	All inventories of supplies, raw materials, finished goods and merchandise owned by Seller;

•	All of the Seller’s rights under the contracts personal property or equipment leases, licenses, distribution agreements, purchase orders, other contracts with customers and suppliers, and other agreements related to the Business Assets and the business of the Roanoke;

•	All deposits, prepayments, progress payments and similar payments made by the Seller;

•	All right, title, claim and interest of the Seller in and to any patent, trademark, service mark, trade name, domain name or copyright held, owned or licensed by Seller and used or held for use in the business of the Roanoke, including but not limited to the name “Roanoke Inn”;

•	All other intangible assets, rights and claims of the Seller of every kind and nature;

•	All books of account, forms, records, files, invoices, business records and other data owned, associated with, used or employed by the Seller in connection with the business of the Roanoke;

•	All rights and claims of the Seller in respect of the business of the Roanoke; and

•	All other assets, properties and rights of every kind and nature owned or held by the Seller (known or unknown) which are used or held for use in the business of the Roanoke.

Notwithstanding the foregoing, all of the cash, cash equivalents, accounts receivable, notes receivable and credit card receipts as determined at the close of the business day immediately prior to the closing of the transaction contemplated in the APA are expressly excluded from the Acquired Assets and shall be retained by the Seller.

Contemporaneously with the purchase of the Business Assets, the Seller will assign to the Company any contract being assigned to the Company under the APA arising out of or to be performed after the closing of the transactions contemplated in the APA as well as the “gift card liability as described in the APA.

Consideration to be Paid

The consideration for the Business Assets shall consist of the issuance of 8.5 Shares (having an estimated post-closing fair market value equal to $42,500) to Dorothy Reeck, the sole member of Roanoke, LLC, the current owner of the Roanoke, and $5,455,000 in cash (collectively, the “Purchase Price”). Payment of the Purchase Price and the conveyance of the Business Assets will be through an escrow agent.

The Seller has also agreed to deliver usual and customary working capital in the amount of $25,000 for the continued operations of the Roanoke as of the closing of the transactions contemplated in the APA, including inventory and at least $615 of cash in the till.

Title and Survey

Promptly after the effective date of the APA, the Seller is required to obtain and deliver to the Company a standard ALTA form of Owner Title Insurance Policy, from First American Title Insurance Company for the Roanoke (the “Title Commitment”), together with a copy of all documents referenced therein. Within ten (10) days after the Company’s receipt of the Title Commitment, the Company shall notify the Seller in writing of the Company’s acceptance of the title as shown on such Title Commitment or any objections to such Title Commitment. The absence of a timely notice by the Company of a title objection shall be deemed to be a notice to the Seller of the Company’s acceptance of title as shown on the Title Commitment. Seller may, though it is not obligated to, cure any title objections made by the Company and if the Seller expressly agrees to cure a title objection, the cure of such title objection shall become a condition precedent to the Company’s obligations to consummate the closing of the transactions contemplated under the APA. If the Seller does not agree to cure all title objections identified by the Company at or prior to the closing of the transactions contemplated under the APA, Seller shall not be required to cure such title objections (other than any title objections that relate to any mortgages, deeds of trust or other security interests with which the seller voluntarily encumbered to the Business assets), and the Company’s sole recourse shall be to terminate the Agreement.

Representations and Warranties

The APA contains customary general representations and warranties made by the Seller regarding aspects of the business of the Roanoke, the Roanoke’s financial condition and structure, as well as other facts pertinent to the sale of the Business Assets. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the asset sale. The representations and warranties of the Seller to the Company include representations related to:

•	The corporate organization and power and authority of the Seller;

•	Proper authorization and enforceability of the APA;

•	Absence of certain conflicts with the Seller’s corporate organizational documents, contracts to be assigned to the Company and any law, order, injunction or decree applicable to the Seller or any of the Business Assets;

•	Title to the Business Assets;

•	Environmental matters;

•	Inventory;

•	Contracts;

•	Intellectual; property and intangibles used in the operation of the Roanoke;

•	Licenses, permits and authorizations;

•	Labor matters

•	Financial statements;

•	Absence of material changes;

•	Litigation;

•	Taxes; and

•	Undisclosed liabilities.

The Company’s representations and warranties are more limited than those of the Seller, and include the following:

•	The corporate organization and power and authority of the Company;

•	Proper authorization and enforceability of the APA;

•	Litigation;

•	Non-contravention;

•	Governmental authorization; and

•	An acknowledgement relating to the condition of the Business Assets.

Operations and Covenants

The members of the Seller have agreed not engage in or invest in any hospitality industry business related to the service of food and beverage within the City of Mercer Island, or to request or encourage any employees, suppliers or customers of the Seller to curtail, reduce or cancel their employment or business done with the Company for a period of five years commencing on the closing date of the transactions contemplated under the APA.

Seller also agreed to (i) conduct the business of the Roanoke in the ordinary course and consistent with past practices, (ii) maintain and preserve the Business Assets, (iii) preserve and protect the goodwill and relationships of the Seller with its suppliers and customers, (iv) preserve and maintain in force all of the permits, intellectual property rights and intangibles associated with the Business Assets, and (v)comply in all materials respects with all laws applicable to the business of the Roanoke.

Seller further agreed that between the date of the APA and the closing of the transaction thereunder, they will not, with limited exceptions,(i) increase the rate or terms of compensation payable or to become payable by the Seller to its employees or enter into any new employment agreement, (ii) materially modify the terms of any employee benefit plan or the terms of any existing employment agreement, (iii) enter into any material contracts or commitments outside the normal course of business and not consistent with past practice, (iv) amend its corporate charter, bylaws or operating agreement, or (v) sell, lease, pledge or otherwise dispose of any Business Assets, other than inventory in the ordinary course of business consistent with past practices.

Seller has also agreed not to entertain, negotiate for or solicit proposals for the possible disposition of the membership interests of the Seller or the Business Assets by way of sale, merger consolidation, liquidation or otherwise from the date of the APA until the closing of the transactions contemplated thereunder.

Effective immediately before the closing of the transaction contemplated in the APA, the Seller will terminate all of its employees and fully satisfy all obligations owing to them or make adequate provision therefor. Following the acquisition of the Business Assets, the Company may offer employment to each or some of the employees terminated by the Seller and the Seller agrees to cooperate with the Company in introducing the Company to any and all employees.

Conditions to the Closing

The obligations of the Seller to consummate the transactions contemplated by the APA are subject to the satisfaction, on or before the closing date of such transactions to the following conditions:

•	The representations and warranties of the Company set forth in the APA are accurate in all material respects as of the closing date of the transactions contemplated thereunder;

•	No suit or other proceeding shall have been threatened or instituted that would prevent the consummation of the transactions contemplated by the APA; and

•	The Company has provided evidence satisfactory to the Seller that the Company has the funds to pay the Purchase Price.

The obligations of the Company to consummate the transactions contemplated by the APA are subject to the satisfaction, on or before the closing date of such transactions, to the following conditions:

•	The representations and warranties of the Seller set forth in the APA are accurate in all material respects as of the closing date of the transactions contemplated thereunder;

•	Seller shall have obtained the consent or approval of all third parties whose consent is required for the consummation by the Seller of the transactions outlined in the APA;

•	The Company has approved any and all amendments to the Seller’s disclosure schedules;

•	There has not been since the date of the APA any material adverse change in the condition or results of operations of the Roanoke or the Business Assets;

•	No suit or other proceeding shall have been threatened or instituted that would prevent the consummation of the transaction contemplated by the APA;

•	The Company shall have obtained debt and equity financing to pay the Purchase Price;

•	The Company shall have received approval from the applicable state regulatory agencies a full on-premises liquor license for the Company; and

•	The Title Company will issue a title policy along with endorsements as the Company deems necessary and appropriate based on the Title Commitment.

Proration and Accounts Receivable

Several items of revenue and expense with respect to the Business Assets shall be prorated between the Seller and the Company as of the closing date of the transaction contemplated in the APA. Outside of expenses paid by the Seller (for which the Seller shall receive a credit for such payment) the following expenses shall be prorated as of 12:01 a.m. on the closing date of the transactions contemplated in the APA (the “Cut-Off Time”):

•	Taxes;

•	Any amounts prepared, accrued, or due and payable under the contracts to be assigned to the Company under the APA;

•	All amounts prepaid and accrued of due and payable expenses under any licenses and permits (other than utilities addressed below);

•	All utility services (including without limitation, gas, electricity, water and sewer); and

•	All other items of income and expense as are customarily adjusted or prorated upon the sale of a restaurant property similar to the Roanoke not specifically addressed in the APA.

All wages, salaries and employee benefits, including accrued personal time off and severance payments for the period prior to the Cut-off time will be paid by the Seller. The Seller shall also have rights to all monies from vending machines and other coin operated equipment up until the Cut-Off Time and shall have rights to call cash not otherwise required to be left for the Company in accordance with the terms of the APA. Seller will also pay in the ordinary course of business all amount payable to vendors or other suppliers of goods or services delivered to the Roanoke prior to the closing of the transactions contemplated in the APA, and will receive a credit for all advance payments or deposits made with respect to its ordered prior to, but not delivered until after such closing date.

Seller is also entitled to receive a credit of 70% for all opened but, unspoiled inventory (including alcohol inventory, if in accordance with applicable state liquor laws)

Transaction Costs

Each of the Company and the Seller will be responsible for the fees and expenses of their own attorneys, accountants and consultants and will split equally the recordation and escrow agent costs. The Company is responsible for all the fees and expenses of any inspections or surveys of the Roanoke it conducts. The Seller is responsible for the premium for a standard owner title insurance policy in the amount of the Purchase Price and insuring marketable title, while the Company is responsible for the costs of upgrading the standard owner title insurance policy of the Roanoke to an ALTA extended title policy and any amounts payable in connection with any financing obtained by the Company.

Settlement Statement

No later than the day prior to the closing of the transactions contemplated in the APA, Seller and the Company, through the direction of the Seller, jointly shall make such examinations, audits and inventories of the business Assets as may be necessary to make adjustments and prorations to the Purchase Price pursuant to the terms of the APA. Based upon such examinations, audits and inventories, Seller and Company jointly shall prepare and execute prior to closing of the transactions contemplated by the APA a settlement statement, which shall set forth Seller’s and Company’s final best estimate of the amounts of the items to be adjusted and prorated under the APA.

Defaults, Remedies and Indemnification

If any failure by either party to the APA to comply with or to perform any term, obligation, covenant or condition contained in the APA (other than a failure to pay money) is curable, it may be cured upon written notice demanding cure of such failure, (a) and the default party cures the failure within thirty (30) days; or (b), if the cure requires more than thirty (30) days, immediately initiates steps sufficient to cure the failure and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance within ninety (90) days after notice is sent.

The Company shall have no liability hereunder in the event the Company is unable to acquire either debt or equity financing under terms acceptable to Company in the Company’s sole discretion in order to purchase the Business Assets.

All representations and warranties contained in the APA shall terminate two years from the closing date of the transactions contemplated thereunder. Seller agrees to indemnify the Company against all liabilities and obligation arising out of the operation of the Roanoke prior to the close of business on the day before the closing date of the transactions contemplated in the APA, and the Company agrees to indemnify Seller all liabilities and obligation arising out of the operation of the Roanoke on or after such date.

Governing Law

The APA is to be governed by and construed in accordance with the laws of the State of Washington.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth certain information regarding the members of our Board and our executive officers. In accordance with the terms of our articles of incorporation and bylaws, our Board currently consists of up to five directors. Further, the Shareholders Agreement provides that out of these five directors, Messrs. John Naye and Christian Schiller will serve on the Board as “permanent” directors until their resignation or removal for “Cause” (as defined in the Shareholders Agreement) and will not be subject to the annual election by our shareholders. The remaining three directors on the Board are elected annually by shareholders at the annual meeting of the Company’s shareholders to serve a one year term or until their resignation. Despite the expiration of a director’s term, the director shall continue to serve until the director’s successor is elected and qualified or until there is a decrease in the number of directors. The Company currently has no significant employees but intends to hire such employees after the acquisition of the Business Assets. Each of the individuals has served as director on our Board or as an officer, as the case may be, since the dates indicated below in their biographical data.

Name	Age	Position	Term of Office	Approximate hours per week
John Naye	70	President and Chief Executive Officer and Director	Appointed to an indefinite term of office on the Board on September 19, 2016. Appointed on the same date as the Company’s President and Chief Executive Officer until a successor is duly elected and qualified	3

Christian Schiller	43	Chairman of the Board of Directors, Chief Financial Officer, Treasurer, and Director	Appointed to an indefinite term of office on the Board on September 19, 2016. Appointed the same date as the Company’s Treasurer, Chief Financial Officer and Chairman of the Board until a successor is duly elected and qualified	3

Bret Chatalas	48	Director	Appointed to the Board on October 18, 2016 and will serve on the Board until the next annual meeting of the Company’s shareholders to be held in 2017	—

There are no family relationships among any of our current directors, executive officers or significant employees. Additionally none of our directors or executive officers has been subject to any petition under the federal bankruptcy laws or any state insolvency law or was convicted in a criminal proceeding (excluding traffic violations and other minor offenses) over the past five years. The following provides certain background information about each of our directors, executive officers:

John Naye, President, Chief Executive Officer and Director

John Naye has been the Company’s President and Chief Executive Officer, as well as a permanent director on the Board since the September 19, 2016. John Naye is the Owner and Principal of Trekworks, a real estate investment, management, and development company based in Mercer Island, Washington. Trekworks has formed various partnerships to purchase or develop income producing properties, with an emphasis on multi-residential projects and recreational vehicle parks. Existing and past projects are located in Washington, Oregon,

Alaska, California, Idaho, Colorado, Utah, South Dakota, and Texas. Mr. Naye is also a past President and former director of the Commercial Brokers Association in Washington. His community activities include serving on the Board of Directors of the King County Boys and Girls Club, Past President of the Mercer Island Rotary Club, Past President of Sahalee Country Club, Past Chair of the Eastside Business Roundtable, and coaching several community athletic teams. He is also a Past-President of the North American Snowsports Journalist’s Association and has written newspaper columns about skiing since 1975.

Mr. Naye holds a Bachelor of Science degree from the U. S. Naval Academy in Annapolis, Maryland, and after serving as a carrier-based naval aviator, he obtained an MBA from the University of Southern California.

Christian Schiller, Chairman, Chief Financial Officer, Treasurer and Director

Christian Schiller has been Chairman of the Board, the Company’s Chief Financial Officer and Treasurer, and a permanent director on the Board since September 19, 2016. Mr. Schiller is a Managing Director at Cascadia Capital in Seattle Washington, where he is responsible for sourcing and executing buy side and sell side M&A, equity and debt private placement, and strategic advisory transactions with private and public companies in the middle market. Prior to joining Cascadia in 2004, Mr. Schiller was Managing Director for Cook Associates in Chicago where he focused on private equity transactions with private and family held companies.

Mr. Schiller holds a B.A. with Honors in Economics from Carleton College. He is on the board of the Austin Family Business program at Oregon State University, and of Wellspring Family Services in Seattle (Chairman 2014 – 2016).

Bret Chatalas, Director

Bret Chatalas was appointed as a director to the Board on October 18, 2016 to serve until the next annual meeting of the Company’s shareholders to be held in 2017. Mr. Chatalas is the founding member and operator of an assortment of local restaurants with a 20 year career in management in the restaurant industry. Since 1991, Mr. Chatalas owns and manages the Cactus group of restaurants which now includes five locations in the greater Seattle area. Mr. Chatalas is also the co-founder and current part owner of Tavern Hall, a restaurant and bar that opened in Bellevue Washington in 2014. Mr. Chatalas has also previously owned several other smaller restaurants over his career including Mad Pizza and Cookin Kitchen Store.

Mr. Chatalas graduated in 1990 with a Finance degree from Washington State University.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Company has not yet paid any of its current directors or executive officers any cash or other form of compensation, and will not compensate them from the proceeds of this offering. We have not entered into any employment agreements or other compensation arrangements with any of our executive officers or other employees to date and we have not adopted any plan or arrangement to provide for future compensation of any of our directors, executive officers or employees. We may enter into employment agreements with our executive officers in the future and may develop a compensation plan to compensate our directors for their service on the Board.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table shows information regarding the beneficial ownership of our Shares as of October 25, 2016, and shows the number of and percentage owned by:

•	each person who is known by us to own beneficially more than 10% of our outstanding Shares;

•	each member of our Board;

•	each of our executive officers; and

•	all members of our Board and our executive officers as a group.

Except as indicated in the footnotes to this table each person has sole voting and investment power with respect to all shares attributable to such person:

Title of Class	Name and Address of Beneficial owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percentage of Class
Common Stock	Christian Schiller 1000 2nd Ave #1200 Seattle, WA 98104	5 shares directly owned	N/A	50%

Common Stock	John Naye 8215 SE 59th St. Mercer Island, WA 98040	5 shares directly owned	N/A	50%

Common Stock	Bret Chatalas 350 Terry Ave. N Seattle, WA 98109	—	N/A	N/A

Common Stock	All directors and executive officers as a group (3 persons)	10 shares directly owned	N/A	100%

Additionally, Dorothy Reeck is expected to acquire 8.5 Shares as part of this offering as partial consideration for the sale of the Business Assets to the Company. These Shares are expected to represent approximately 1% of the total outstanding Shares, assuming this offering is fully subscribed.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the last two completed fiscal years and in the current fiscal year there have been no transactions, or proposed transactions where the amount involved exceeds $50,000, in which any director, director nominee, executive officer or beneficial holder of more than 5% of our outstanding Shares, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or indirect material interests. We have no policy regarding entering into transactions with affiliated parties.

No expert named in this offering circular as having prepared or certified any part of this offering circular was employed for such purposes on a contingent basis, or at the time of such preparation or certification or at any time thereafter, had a material interest in the Company or any of its parents or subsidiaries or was connected with the Company or any of its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.

SECURITIES BEING OFFERED

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our articles of incorporation, our corporate bylaws and the Shareholders Agreement. Copies of our articles of incorporation, corporate bylaws and the Shareholders Agreement are filed as exhibits to this offering circular. For a complete description of the Company’s shares of common stock you should refer to our articles of incorporation, corporate bylaws, the Shareholders Agreement and the applicable provisions of the Washington Business Corporations Act.

Authorized Capitalization

Our authorized capital stock consists of 100,000 Shares. Currently, 10 Shares are outstanding and held by our two executive officers and Board members, Christian Schiller and John Naye. If this offering is fully subscribed, there will be 850 Shares outstanding. All Shares to be outstanding upon completion of this offering will be validly issued, fully paid and non-assessable.

Characterization of Common Stock

Dividends. Each holder of Shares will be entitled to receive such dividends and other distributions in cash, stock or property of ours as may be declared by the Board from time to time out of our assets or funds legally available for dividends or other distributions.

Voting rights. Each holder of our Shares is entitled to one vote per Share on each matter submitted to a vote of shareholders. Our corporate bylaws provide that the presence of holders of a majority of the outstanding Shares entitled to vote at a shareholders meeting shall constitute a quorum. When a quorum is present, in order to pass any action other than the election of directors or the sale of substantially all of the Company’s assets, requires the affirmative vote of the holders of Shares present in person or by proxy in favor of an action exceeds the votes cast against such action. The election of directors is determined by a plurality vote (the director candidates receiving the most votes are elected) and the sale of substantially all of the assets of the Company or the merger of the Company with another entity requires the approval of holders holding at least 2/3 of the outstanding Shares. Holders of our Shares have no cumulative voting rights.

Rights upon liquidation. If the Company is involved in a consolidation, merger, recapitalization, reorganization, or similar event, each holder of Shares will receive the same amount of consideration per share.

Shareholders Agreement

Each order to participate in the offering, each purchaser of Shares must execute the Shareholders Agreement, which provides for the following:

Composition of the Board

The Board shall initially consist of five (5) directors that include John Naye and Christian Schiller as “permanent” directors and three (3) directors elected by shareholders at each annual meeting of the Company. Each of Mr. Naye and Mr. Schiller will not be subject to election by shareholders and will serve as directors until their death, resignation or removal by either (i) the Board for “Cause” as defined in the Shareholder Agreement or (ii) by the vote of shareholders holding three-quarter ( 3⁄4) or more of the total outstanding Shares. Christian Schiller shall serve as the chairman of the Board to conduct the meetings of the Board.

Transfer of Shares

General Transfer Restrictions

All sales or transfers of Shares must be approved by the Board and are subject to rights of first refusal.

Right of First Refusal

After receiving the approval of the potential transfer of Shares by the Board, the Company shall have forty-five (45) calendar days (the “Offer Period”) within which to make a written election to purchase all the Shares subject to the potential transfer upon the same terms and conditions set forth in the proposed transfer. If the Company does not elect to purchase all (but not less than all) of the Shares subject to the rights of first refusal within the Offer Period, the selling shareholder may affect the sale of the Shares to the proposed purchaser upon the terms and conditions previously approved by the Board; provided, that, if such sale of the Shares is not completed within sixty (60) calendar days after expiration of the Offer Period, the selling shareholder may not transfer the Shares without again granting the Company the right of first refusal to purchase the Shares subject to the potential transfer.

Company Repurchase Rights

Upon the occurrence of any one or more of the following events or conditions (each, a “Repurchase Event”) with respect to a shareholder, such shareholder shall be deemed to offer to sell to the Company all Shares owned by such shareholder (the “Repurchase Shares”):

(a)	Upon the death or adjudicated incompetence of a shareholder, such shareholder’s Shares are subject to transfer to such shareholder’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries;

(b)	Any transfer, award, or confirmation of any Shares (or interest therein) held by a shareholder to the spouse (or former spouse) of the shareholder other than pursuant to a transfer approved by the Board and subject to the right of first refusal discussed above;

(c)	The shareholder makes an assignment for the benefit of creditors or applies for appointment of a trustee, liquidator, or receiver of any substantial part of its assets, or commences any proceedings relating to himself under any bankruptcy, reorganization, arrangement, or similar law;

(d)	If any application for appointment of a trustee, liquidator, or receiver of any part of a shareholder’s assets is filed or a proceeding relating to any bankruptcy, reorganization, arrangement, or similar law is commenced against any shareholder, and such shareholder indicates its consent thereto or an order is entered appointing a trustee, liquidator, or receiver or approving the petition in any such proceeding, which order remains in effect for more than sixty (60) calendar days;

(e)	If any shareholder institutes any proceeding in a court of competent jurisdiction for sale of all or any portion of such shareholder’s Shares;

(f)	With respect to any shareholder that is an entity, any Change of Control (as defined in the Shareholders Agreement) in the shareholder occurs;

(g)	The shareholder becomes ineligible to be an owner of an entity holding a liquor license issued by the Washington State Liquor Control Board;

(h)	The shareholder is determined by the Board to violate the code of conduct of shareholders developed by the Board and included with the Shareholders Agreement or any similar ethics rules or regulations as established by the Board from time to time;

(i)	The shareholder materially breaches any term of the Shareholders Agreement;

(j)	Any other event which, were it not for the Shareholders Agreement, would cause any Shares to be transferred, for consideration or otherwise, by a shareholder to any person, whether voluntarily, involuntarily, or by operation of law under circumstances that would not result in a transfer approved by the Board and subject to the rights of first refusal discussed above.

Within thirty (30) calendar days after the occurrence of a Repurchase Event, the shareholder in question or such shareholder’s trustee in bankruptcy, personal representative, guardian, executor, or administrator, as the case may be, shall give written notice of such event to the Company, specifying the date of such event, describing in reasonable detail the nature of the event, the number of Repurchase Shares, and, if applicable, the purchase price for the Repurchase Shares offered by any person or decreed by a court in connection with such event (the “Offer Notice”). If the Company has not received the Offer Notice upon the expiration of said period, any shareholder who has knowledge of such event shall give written notice to the Company as soon as is reasonably practical. Alternatively, if the Board becomes aware of any Repurchase Event, the Board in its discretion may commence repurchase proceedings.

After delivery of the Offer Notice to the Board, or the Board’s discovery of a Repurchase Event, the Board shall have forty-five (45) calendar days within which to make a written election to repurchase all or any portion of the Repurchase Shares.

Unless a purchase price has otherwise been established, the cumulative purchase price for the portion of Repurchase Shares acquired by the Company shall be the fair market value of such Repurchase Shares as of the last day of the calendar year immediately preceding the date of the Repurchase Event.

Washington State Anti-Takeover Law and Certain Article and Bylaw Provisions

Election and Removal of Directors

Outside of John Naye and Christian Schiller, who pursuant to the terms of the Shareholders Agreement described above are not subject to election by shareholders, the remaining directors are elected annually by our shareholders at the Company’s annual meeting of shareholders (or alternatively appointed by the Board) and shall hold office until the earlier of the first annual meeting subsequent to their appointment or election as a director, the death of such director, or the date on which such director resigns or is removed by the Board or shareholders holding two-thirds or more of the total outstanding Shares eligible to vote at a special meeting of shareholders called for such purpose.

Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Vacancies

Vacancies on the Board can be filled by the remaining directors on the Board. All directors appointed by the Board serve until the next annual meeting of the Company’s shareholders.

Board Meetings

Our bylaws provide that the chairman of the Board, the Company’s chief executive officer (if a director), the Company’s president (if a director), or a majority of the directors, may call special meetings of the Board.

Shareholder Meetings

An annual meeting of shareholders to elect directors to serve on the Board and to transact such other business as may properly come before the meeting shall be held on a date not later than August 31 in each calendar year, such date, time and place to be determined by the Board in its sole discretion. Special meetings of directors are not required, but may be called by the Board, the Company’s president or by shareholders holding an aggregate of twenty five percent (25%) or more of the total number of outstanding Shares. No business shall be transacted at any special meeting except as is specified in the notice calling such special meeting.

For the purpose of determining shareholders entitled to vote at any shareholder meeting, the date on which notice of the meeting is first delivered or mailed is the record date for such determination of shareholders entitled to vote at such meeting. A majority of the votes entitled to be cast on a matter by the shareholders that are entitled to vote and be counted collectively upon such matter, represented in person or by proxy, shall constitute a quorum of shareholders at such shareholder meeting.

Shareholders holding an aggregate twenty five percent (25%) or more of the total number of outstanding Shares may propose matters to be heard at both annual and special meetings (including the nomination of directors to serve on the Board) upon providing notice of the proposal (along with certain details about both the proposal and the shareholders making it) within the timeframes established in the Company’s bylaws.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board.

Shareholder Action by Written Consent

Our bylaws provide that shareholder action may be taken by holders of a majority of our outstanding Shares. Our bylaws provide that shareholders may take action without a meeting, and without a vote, if a consent in writing, signed by the holders of outstanding Shares having no fewer than the minimum number of votes required to approve that particular corporate action, is delivered to the Company.

Anti-takeover Provisions under Washington Law

We are subject to the provisions of Chapter 23B.19 of the Washington Business Corporation Act, contained within the Revised Code of Washington (the “Washington Corporation Act”), which prohibits a Washington corporation, with certain exceptions, from engaging in certain significant business transactions with an “acquiring person” (defined generally as a person or group of persons who beneficially own or acquire 10% or more of the Company’s voting securities) for a period of five years following the acquiring person’s share acquisition date. The prohibited transactions include, among others, mergers or consolidations with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or any other receipt by the acquiring person of a disproportionate benefit as a shareholder.

Exceptions to this statutory prohibition include approval of the significant business transaction at a shareholders meeting by holders of not less than two-thirds of the outstanding shares entitled to vote on the transaction, not counting shares as to which the acquiring person has beneficial ownership or voting control, significant business transactions approved by a majority of the members of our board of directors prior to the acquiring person first becoming an acquiring person, or a merger, share exchange, consolidation, liquidation, distribution or certain other significant business transactions entered into with the acquiring person where certain requirements regarding the fairness of the consideration to be received by the shareholders have been met. We may not exempt ourself from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

Limitations on Liability and Indemnification of Officers and Directors

Section 23B.08.310, Section 23B.08.320 and Sections 23B.08.500 to 23B.08.603 of the Washington Corporation Act, set out provisions relating to the limitation of liability and indemnification of directors and officers of a corporation. Section 23B.08.320 of the Washington Corporation Act provides that a corporation’s articles of incorporation may contain provisions not inconsistent with law that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, other than for certain acts or omissions, including those that involve the intentional misconduct by a director or a knowing violation of law by a director. Specifically, Section 23B.08.560 of the Washington Corporation Act provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a company will have the power to indemnify a director made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Section 23B.08.510 through 23B.08.550 of the Washington Corporation Act, provided that no such indemnity shall indemnify any director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of the law by the director, (ii) for conduct violating Section 23B.08.310 of the Washington Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Furthermore, Section 23B.08.580 of the Washington Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of such corporation, or who, while a director, officer, employee, or agent of such corporation, is or was serving at the request of such corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by such individual in that capacity or arising from such individual’s status as a director, officer, employee, or agent, whether or not such corporation would have power to indemnify such individual against the same liability under Section 23B.08.510 or 23B.08.520 of the Washington Corporation Act.

Our articles of incorporation provides that that the Company may indemnify, in the manner and to the full extent permitted by applicable law, any person who was or is a party to, or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the full extent permitted by law, the indemnification provided in the Company’s articles of incorporation does include expenses (including attorneys’ fees) incurred in defending a proceeding in advance of the final disposition of such action, suit or proceeding.

FINANCIAL STATEMENTS OF COMPANY

As the Company was formed in September 2016 for the sole purpose of acquiring the Business Assets, and as of the date of this preliminary offering circular, it has no operations and only a de-minimus level of capitalization, the Company has no financial statements.

FINANCIAL STATEMENTS OF THE ROANOKE

The following financial statements of the Roanoke Inn, LLC (the owner of the Business Assets) have been prepared on a cash basis by Dean LaFontaine of LaFontaine Financial and provided to us by the management of the Roanoke for inclusion in this offering circular. None of these financial statements have been audited or prepared in accordance with GAAP.

Although the Company has no knowledge that would indicate that any of the financial statements of the Roanoke Inn, LLC contain any untrue or incomplete information, the Company has limited means of verifying the accuracy or completeness of such financial statements, and therefore neither the Company nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such financial statements of the Roanoke Inn, LLC contained herein.

ROANOKE INN, LLC

Financial Statements

As at and for the year ended December 31, 2015

(unaudited)

ROANOKE INN, LLC

Balance Sheet

As at December 31,

(unaudited)

	2013	2014	2015
ASSETS
Current Assets
Checking/Savings
New Key Bank Acct#2073	8,701.17	28,819.33	112,173.27
Key Bank Savings# 0887	62,182.80	67,248.58	9,007.63
Banner Savings #2736	40,013.37	0.00	0.00
Banner Checking #3202	200.00	0.00	0.00
Petty Cash	3,010.93	2,103.18	2,119.92

Total Checking/Savings	114,108.27	98,171.09	123,300.82
Accounts Receivable
1200 · Accounts Receivable	-148.08	-148.08	-148.08

Total Accounts Receivable	-148.08	-148.08	-148.08
Other Current Assets
Inventory
Inventory, Wine	2,325.64	2,325.64	3,144.04
Inventory, Beer	3,596.99	3,596.99	4,446.32
Inventory, Liquor	5,773.46	7,899.48	10,553.99
Inventory, Food	8,321.51	8,321.51	6,136.61

Total Inventory	20,017.60	22,143.62	24,280.96
1499 · Undeposited Funds	148.08	148.08	0.00

Total Other Current Assets	20,165.68	22,291.70	24,280.96

Total Current Assets	134,125.87	120,314.71	147,433.70
Fixed Assets
Fixed assets
Machinery & Equipment	143,685.26	171,320.36	176,215.01
Land	100,000.00	100,000.00	100,000.00
Buildings	19,367.00	19,367.00	19,367.00
Accumulated Depreciation	-125,858.00	-235,274.00	-235,274.00
Fixed assets – Other	60,721.62	60,721.62	60,721.62

Total Fixed assets	197,915.88	116,134.98	121,029.63

Total Fixed Assets	197,915.88	116,134.98	121,029.63

TOTAL ASSETS	332,041.75	236,449.69	268,463.33

	2013	2014	2015
LIABILITIES & EQUITY
Liabilities
Current Liabilities
Credit Cards
American Express card#2005	206.19	194.78	3,005.76
B of A #0870	-6,611.57	-4,034.14	3,550.20

Total Credit Cards	-6,405.38	-3,839.36	6,555.96
Other Current Liabilities
Gift Certificates Outstanding	-4,353.66	0.00	0.00
Gift Cards Outstanding
Gift Cards Redeemed	-51,130.41	-63,958.00	-75,861.91
Gift Cards Sold	84,318.05	95,920.97	107,802.97

Total Gift Cards Outstanding	33,187.64	31,962.97	31,941.06
Payroll Tax Liabilities	6,171.83	3,822.09	4,885.96

Total Other Current Liabilities	35,005.81	35,785.06	36,827.02

Total Current Liabilities	28,600.43	31,945.70	43,382.98

Total Liabilities	28,600.43	31,945.70	43,382.98
Equity
Proprietor’s Draw
Miscellaneous
Chase CC #8477	2,680.52	2,680.52	2,680.52
Bank of America card	-35,557.40	-35,557.40	-35,557.40
American Express credit card	-15,382.92	-15,446.77	-15,446.77
Alaska Airlines credit card	-42,065.49	-44,786.78	-44,786.78

Total Miscellaneous	-90,325.29	-93,110.43	-93,110.43
Federal Income Tax Payments	-184,563.06	-294,563.06	-334,563.06
Health Insurance & Medical Cost
Dorothy’s Medical Bills	-2,587.14	-2,673.14	-2,747.34
Dorothy’s Health Insurance Cost	-12,856.25	-18,613.71	-23,099.82

Total Health Insurance & Medical Cost	-15,443.39	-21,286.85	-25,847.16
Proprietor’s Draw – Other	-434,297.81	-443,244.73	-530,019.93

Total Proprietor’s Draw	-724,629.55	-852,205.07	-983,540.58
3900 · Retained Earnings	845,530.97	947,674.87	1,056,709.06
Net Income	182,539.90	109,034.19	151,911.87

Total Equity	303,441.32	204,503.99	225,080.35

TOTAL LIABILITIES & EQUITY	332,041.75	236,449.69	268,463.33

ROANOKE INN, LLC

Income Statement

For the years ended December 31,

(unaudited)

	2013	2014	2015
Ordinary Income/Expense
Income
Income, Beer	486,020.73	473,414.65	474,248.78
Income, Food	883,768.92	899,284.56	937,653.92
Income, Games	2,946.00	2,525.66	2,785.75
Income, Liquor	173,561.72	167,633.21	195,807.78
Income, Merchandise	2,472.65	10,738.25	4,960.27
Income, Room Rent	20.00	0.00	0.00
Income, Snacks & Non-Alcohol	54,673.80	52,980.49	52,900.58
Income, Wine	132,679.57	163,207.12	170,691.93
Income, Sales Tax Collected	162,281.65	163,207.12	170.691.93
Oil Recycle Income	68.69	240.62	178.83
Garnishment Collection Income	0.00	70.00	0.00
Gift Card Income	0.00	0.00	4,115.84

Total Income	1,898,493.73	1,894,625.75	1,974,203.06
Cost of Goods Sold
Employment Costs
Bar Staff Wages	180,024.36	194,300.38	187,660.03
Employee Bonuses	14,095.00	10,339.01	9,575.00
Kitchen Staff Wages	239,398.88	228,100.84	224,779.34
Payroll Tax Expenses	75,644.76	79,751.56	88,047.82
Office Wages	983.75	16,070.48	28,768.60
Maintenance and Janitorial Wages	19,042.95	27,825.14	40,992.85

Total Employment Costs	529,189.70	556,387.41	479,823.64
Product Costs
Cost, Beer	150,956.87	146,392.03	152,930.19
Cost, Coffee	3,498.23	3,364.97	3,569.34
Cost, Food	317,412.15	325,658.70	324,028.02
Cost, Liquor	27,131.49	24,161.55	39,850.52
Cost, Merchandise	3,746.00	12,702.35	3,855.00
Cost, Non-Alcohol, Mixers	1,529.68	1,610.71	3,114.23
Cost, Pop	6,006.01	6,612.12	8,360.13
Cost, Syrup Tax	240.00	210.00	220.00
Cost, Snacks	1,322.24	1,600.69	1,220.33
Cost, Water Perrier	1,739.21	967.60	869.42
Cost, Wine	55,287.05	53,056.24	38,536.76
Total Product Costs	568,868.93	576,336.96	576,553.93
Total COGS	1,098,058.63	1,132,724.37	1,156,377.57

Gross Profit	800,435.10	761,901.38	817,825.49
Expense
Administrative Expenses
Auto expenses	2,148.79	2,910.94	3,144.30
Bank charges	-232.87	64.27	-3.26
Bankcard discounts
American Express	8,350.64	7,706.94	9,042.63
VISA & Mastercard	38,471.58	39,358.84	42,890.20

Total Bankcard discounts	46,822.22	47,065.78	51,932.83

	2013	2014	2015
Business Taxes
City of Mercer Island	813.14	829.43	853.02
St of WA/DOfR B&O tax	8,065.43	7,918.65	8,299.94
St of WA/Sales Tax Paid	164,300.76	163,211.65	171,018.15
Total Business Taxes	173,179.33	171,959.73	180,171.11

Professional Fees
Accounting	29,005.00	33,895.00	33,425.00
Legal	138.00	188.00	222.00
Computer, etc.	13,869.27	895.62	3,950.00

Total Professional Fees	43,012.27	34,978.62	37,597.00
Customer Relations	3,175.32	4,738.23	3,226.69
Decorations	210.97	365.16	3,353.82
Depreciation	0.00	3,674.00	0.00
Employee Relations	1,051.81	1,151.18	801.21
Insurance – Facility	25,911.00	27,641.00	15,097.00
Interest expense
Finance Charge	7.65	0.00	0.00

Total Interest expense	7.65	0.00	0.00
Licenses
Alcohol/Liquor License	2,009.00	2,011.00	2,011.00
Business License	533.00	610.00	547.00
Public Health	911.00	1,192.00	947.00

Total Licenses	3,453.00	3,813.00	3,505.00
Meals
Promotional Meals	32.42	667.01	494.99
Research & Development	719.21	1,233.71	1,659.64

Total Meals	751.63	1,900.72	2,154.63
Memberships	975.00	1,010.00	1,085.00
Office supplies	6,208.98	11,079.55	7,337.66
Overage/Shortage	406.57	287.57	0.00
Postage	202.50	308.94	1,081.17
Printing	150.00	860.17	375.88
Property taxes	7,963.98	7,830.51	7,960.99
Subscriptions	908.42	847.44	866.06
Telephone	4,578.70	2,474.88	1,993.16
Travel & entertainment	0.00	0.00	509.44

Total Administrative Expenses	320,885.27	324,961.69	322,189.69
Facility Operational Expenses
Advertising & Promo	3,913.34	22,238.36	22,143.70
Bar Supplies	14,075.84	17,506.47	16,360.68
Casual labor	0.00	285.00	0.00
Chemicals & sanitizing	12,833.29	11,014.06	8,763.04
Computer expense	6,267.10	5,078.43	910.30
Durable Goods	0.00	175.16	0.00
Equipment rental	1,104.72	471.42	0.00
Kitchen supplies	24,808.17	27,917.42	26,288.00
Laundry	4,917.63	5,015.36	6,050.68
Newspaper	0.00	163.00	0.00
Pest Control	1,133.37	1,750.40	1,526.16

	2013	2014	2015
Rental Expense
Parking Rent	12,900.00	14,550.00	15,000.00
Land Rent	127,000.00	130,000.00	143,000.00

Total Rental Expense	139,900.00	144,550.00	158,000.00
Repairs & Maintenance	32,653.81	31,417.94	42,727.40
Security	720.09	665.74	1,902.50
Service Ware
Bar Service Ware	998.78	611.41	557.53
Kitchen Service Ware	54.27	1,066.75	302.69

Total Service Ware	1,053.05	1,678.16	860.22
Tap Cleaning	1,138.80	1,309.43	1,201.50
Uniform	0.00	437.25	0.00
Utilities
Electric/Gas	21,239.94	20,723.05	21,229.69
Cable Television	2,999.71	5,260.62	5,434.23
Garbage	10,547.05	10,413.08	11,138.50
Sewer & Water	13,210.08	12,761.77	15,018.35

Total Utilities	47,996.78	49,158.52	52,820.77
Yard maintenance	2,076.30	3,692.81	2,425.10
Facility Operational Expenses – Other	399.32	0.00	0.00

Total Facility Operational Expenses	294,991.61	324,524.93	341,980.05

Total Expense	615,876.88	649,486.62	664,169.74

Net Ordinary Income	184,558.22	112,414.76	153,655.75
Other Income/Expense
Other Income
Other Income	1,928.93	2,378.24	1,675.12
Interest Income	250.38	84.37	35.45

Total Other Income	2,179.31	2,462.61	1,710.57
Other Expense
Charitable Donations	4,197.63	5,315.00	3,380.89
Penalties	0.00	0.00	73.56
Suspense Acct	0.00	528.18	0.00

Total Other Expense	4,197.63	5,843.18	3,454.45

Net Other Income	-2,018.32	-3,380.57	-1,743.88

Net Income	182,539.90	109,034.19	151,911.87

ROANOKE INN, LLC

Statement of Cash Flows

For the year ended December 31, 2015

(unaudited)

OPERATING ACTIVITIES
Net Income	162,154.92
Adjustments to reconcile Net Income to net cash provided by operations:
Inventory:Inventory, Wine	-818.40
Inventory:Inventory, Beer	-849.33
Inventory:Inventory, Liquor	-2,654.51
Inventory:Inventory, Food	2,184.90
Citi #2230 (formerly Amex#2005)	2,810.98
B of A #0870	7,584.34
Gift Cards Outstanding:Gift Cards Redeemed	-11,903.91
Gift Cards Outstanding:Gift Cards Sold	11,882.00
Payroll Tax Liabilities	1,063.87

Net cash provided by Operating Activities	171,454.86
INVESTING ACTIVITIES
Fixed assets:Machinery & Equipment	-23,891.65
Fixed assets:Buildings	-6,761.00
Fixed assets:Accumulated Depreciation	15,855.00

Net cash provided by Investing Activities	-14,797.65
FINANCING ACTIVITIES
Proprietor’s Draw	-86,712.20
Proprietor’s Draw:Federal Income Tax Payments	-40,000.00
Proprietor’s Draw:Health Insurance & Medical Cost:Dorothy’s Medical Bills	-74.20
Proprietor’s Draw:Health Insurance & Medical Cost:Dorothy’s Health Insurance Cost	-4,486.11

Net cash provided by Financing Activities	-131,272.51

Net cash increase for period	25,384.70
Cash at beginning of period	98,319.17

Cash at end of period	123,703.87

ROANOKE INN, LLC

Financial Statements

As at and for the six months ended June 30, 2016

(unaudited)

ROANOKE INN, LLC

Balance Sheet

As at June 30, 2016

(unaudted)

ASSETS
Current Assets
Checking/Savings
New Key Bank Acct#2073	73,960.55
Key Bank Savings# 0887	9,009.87
Tax & Insurance Acct	25,000.00
Petty Cash	3,918.60

Total Checking/Savings	111,889.02
Accounts Receivable
1200 · Accounts Receivable	-148.08

Total Accounts Receivable	-148.08
Other Current Assets
Inventory
Inventory, Wine	3,144.04
Inventory, Beer	4,446.32
Inventory, Liquor	10,553.99
Inventory, Food	6,136.61

Total Inventory	24,280.96

Total Other Current Assets	24,280.96

Total Current Assets	136,021.90
Fixed Assets
Fixed assets
Machinery & Equipment	199,089.11
Land	100,000.00
Buildings	26,128.00
Accumulated Depreciation	-251,129.00
Fixed assets – Other	60,721.62

Total Fixed assets	134,809.73

Total Fixed Assets	134,809.73

TOTAL ASSETS	270,831.63

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Credit Cards
Citi #2230 (formerly Amex#2005)	4,090.37
B of A #0870	-6,644.82

Total Credit Cards	-2,554.45
Other Current Liabilities
Gift Cards Outstanding
Gift Cards Redeemed	-80,181.02
Gift Cards Sold	113,157.97

Total Gift Cards Outstanding	32,976.95
Payroll Tax Liabilities	10,453.44

Total Other Current Liabilities	43,430.39

Total Current Liabilities	40,875.94

Total Liabilities	40,875.94
Equity
Proprietor’s Draw
Miscellaneous
Chase CC #8477	2,680.52
Bank of America card	-35,557.40
American Express credit card	-15,446.77
Alaska Airlines credit card	-44,786.78

Total Miscellaneous	-93,110.43
Federal Income Tax Payments	-369,563.06
Health Insurance & Medical Cost
Dorothy’s Medical Bills	-2,846.93
Dorothy’s Health Insurance Cost	-24,788.41

Total Health Insurance & Medical Cost	-27,635.34
Proprietor’s Draw – Other	-592,576.11

Total Proprietor’s Draw	-1,082,884.94
3900 · Retained Earnings	1,218,863.98
Net Income	93,976.65

Total Equity	229,955.69

TOTAL LIABILITIES & EQUITY	270,831.63

ROANOKE INN, LLC

Income Statement

For the six months ended June 30, 2016

(unaudited)

Ordinary Income/Expense
Income
Income, Beer	242,659.27
Income, Food	477,976.39
Income, Games	2,563.00
Income, Liquor	108,456.60
Income, Merchandise	1,312.31
Income, Snacks & Non-Alcohol	25,812.67
Income, Wine	64,959.32
Income, Sales Tax Collected	87,454.48
Oil Recycle Income	21.80

Total Income	1,011,215.84
Cost of Goods Sold
Employment Costs
Bar Staff Wages	99,928.44
Employee Bonuses	7,125.00
Kitchen Staff Wages	111,096.09
Payroll Tax Expenses	43,938.98
Office wages	16,652.32
Maintenance and Janitorial Wage	23,944.62
Recruiting	360.00

Total Employment Costs	303,045.45
Product Costs
Cost, Beer	77,233.50
Cost, Coffee	1,418.67
Cost, Food	160,089.60
Cost, Liquor	23,529.82
Cost, Non-Alcohol, Mixers	1,669.40
Cost, Pop	3,247.91
Cost, Syrup Tax	80.00
Cost, Snacks	345.92
Cost, Water Perrier	768.70
Cost, Wine	19,680.10

Total Product Costs	288,063.62

Total COGS	591,109.07

Gross Profit	420,106.77
Expense
Administrative Expenses
Auto expenses	672.17
Bank charges	75.00
Bankcard discounts
American Express	3,916.02
VISA & Mastercard	18,224.85
Bankcard discounts – Other	3,058.97

Total Bankcard discounts	25,199.84

Business Taxes
City of Mercer Island	377.90
St of WA/DofR B&O tax	4,021.00
St of WA/Sales Tax Paid	82,145.63

Total Business Taxes	86,544.53
Professional Fees
Accounting	16,650.00
Legal	5,193.75
Restaurant Management	1,000.00

Total Professional Fees	22,843.75
Customer Relations	933.20
Decorations	328.63
Employee Relations	854.51
Insurance – Facility	0.00
Licenses
Alcohol/Liquor License	2,135.00
Business License	619.00
Public Health	947.00

Total Licenses	3,701.00
Meals
Research & Development	762.73

Total Meals	762.73
Memberships	40.00
Office supplies	2,922.38
Postage	89.95
Printing	245.66
Property taxes	4,269.58
Subscriptions	784.11
Telephone	752.05
Travel & entertainment	1,669.62
Administrative Expenses – Other	398.36

Total Administrative Expenses	153,087.07
Facility Operational Expenses
Advertising & Promo	11,441.74
Bar Supplies	8,420.29
Chemicals & sanitizing	4,618.13
Computer expense	938.94
Durable Goods	4,796.10
Kitchen supplies	11,737.34
Laundry	2,861.67
Pest Control	766.50
Rental Expense
Parking Rent	6,350.00
Land Rent	72,100.00

Total Rental Expense	78,450.00

Repairs & Maintenance	15,324.83
Security	280.00
Service Ware
Bar Service Ware	753.31
Kitchen Service Ware	153.05

Total Service Ware	906.36
Tap Cleaning	693.00
Utilities
Electric/Gas	10,403.77
Cable Television	2,915.75
Garbage	5,278.83
Sewer & Water	4,327.46

Total Utilities	22,925.81
Yard maintenance	5,374.05
Facility Operational Expenses – Other	1,510.58

Total Facility Operational Expenses	171,045.34

Total Expense	324,132.41

Net Ordinary Income	95,974.36
Other Income/Expense
Other Income
Interest Income	2.24

Total Other Income	2.24
Other Expense
Charitable Donations	1,962.00
Suspense Acct	37.95

Total Other Expense	1,999.95

Net Other Income	-1,997.71

Net Income	93,976.65

ROANOKE INN, LLC

Statement of Cash Flows

Six months ended June 30, 2016

(unaudited)

OPERATING ACTIVITIES
Net Income	92,560.37
Adjustments to reconcile Net Income to net cash provided by operations:
2000 · Accounts Payable	1,416.28
Citi #2230 (formerly Amex#2005)	1,084.61
B of A #0870	-10,195.02
Gift Cards Outstanding:Gift Cards Redeemed	-4,319.11
Gift Cards Outstanding:Gift Cards Sold	5,355.00
Payroll Tax Liabilities	5,567.48

Net cash provided by Operating Activities	91,469.61
INVESTING ACTIVITIES
Fixed assets:Machinery & Equipment	-3,877.10

Net cash provided by Investing Activities	-3,877.10
FINANCING ACTIVITIES
Proprietor’s Draw	-62,619.18
Proprietor’s Draw:Federal Income Tax Payments	-35,000.00
Proprietor’s Draw:Health Insurance & Medical Cost:Dorothy’s Medical Bills	-99.59
Proprietor’s Draw:Health Insurance & Medical Cost:Dorothy’s Health Insurance Cost	-1,688.59

Net cash provided by Financing Activities	-99,407.36

Net cash increase for period	-11,814.85
Cash at beginning of period	123,703.87

Cash at end of period	111,889.02

PART III – EXHIBITS

The following exhibits are filed as part of this offering circular.

Item 17 Number	Exhibit

2.1	Articles of Incorporation*

2.2	Corporate Bylaws*

3.1	Form of stock certificate*

3.2	Shareholders Agreement, dated October 19, 2016.*

3.3	Loan Agreement between the Company and Columbia Bank**

4.1	Form of Subscription Agreement*

6.1	Consulting Agreement between the Company and Dorothy Reeck**

7.1	Asset Purchase Agreement dated October 4, 2016 between the Company and Roanoke Inn, LLC*

8.1	Escrow Agreement dated October 25, 2016 between the Company and UMB Bank, N.A.*

10.1	Power of Attorney (included on the signature page of this offering circular)

11.1	Consent of Davis Wright Tremaine LLP (including with Exhibit 12.1)

11.2	Consent of Dean LaFontaine of LaFontaine Financial, LLC*

12.1	Opinion of Davis Wright Tremaine LLP*

*	Filed herewith.
**	To be filed by amendment.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, this issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 26 day of October, 2016.

MERCER ISLAND INVESTORS GROUP, INC.

BY:	/s/ John Naye
John Naye
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Christian Schiller and John Naye, or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent fill power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicted:

Signature:	Title:	Date:

/s/ John Naye John Naye	President, Chief Executive Officer and Director (Principal Executive Officer)	October 26, 2016

/s/ Christian Schiller Christian Schiller	Chairman, Chief Financial Officer Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	October 26, 2016

/s/ Bret Chatalas Bret Chatalas	Director	October 26, 2016

III-2